Exhibit 10.10

October 1, 2007

Ms. Patricia Donohoe

711 S. Orleans Avenue

Tampa, FL 33606

Dear Pat:

This letter agreement (“Agreement”) confirms our understanding and agreement with respect to your resignation from Medical Staffing Network, Inc. (“MSN”) and Medical Staffing Network Holdings, Inc. (“MSNH”) as detailed below.

1. Resignation: Termination of Employment Agreement. Your resignation from all positions held with MSN and MSNH is effective October 1, 2007. Effective as of October 1, 2007, the Amended and Restated Employment Agreement dated as of August 20, 2001 between MSN, MSNH and you, as amended as of October 26, 2001 (collectively, the “Employment Agreement”), is terminated and shall have no further force and effect, except for those provisions described in Section 6(j) of the Employment Agreement as surviving termination of your employment (which include, without limitation, the restrictive covenants set forth in Section 7 of the Employment Agreement).

2. Consideration. In exchange for your full Waiver and Release of all Claims (as set forth below), MSN has agreed to provide you with the following:

(a) Effective as of the date of this Agreement, MSN will pay you $175,000 in the aggregate (the “Severance Amount”), minus applicable taxes, in equal installments for a period of 12 months after the date of this Agreement. This amount will be paid in installments coinciding with MSN’s regular payroll periods.

(b) Upon your resignation, you may continue your coverage under MSN’s health insurance plan for as long as MSN maintains a health insurance plan, provided that the applicable premiums for such insurance, which will be paid by MSN during the period in which you are receiving payments under this Agreement, are paid by you thereafter.

You hereby acknowledge and agree that, except for the payments set forth above, you will not be entitled to any other compensation or benefits from MSN or MSNH.

3. Return of Property to MSN. All memoranda, notes, lists, records and other documents or papers (and all copies thereof), including items stored in computer memories, made or compiled by you, or made available to you relating to MSN, MSNH or their respective businesses, are and shall remain the property of MSN and MSNH, as applicable, and shall be delivered to MSN promptly upon the execution of this Agreement.

4. General Release.

(a) For and in consideration of the Severance Amount, you hereby agree on behalf of yourself, your agents, assignees, attorneys, successors, assigns, heirs and executors, to, and you do hereby, fully and completely forever release MSN, MSNH and their respective affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Releasees”) from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Releasees or any of them, in law, admiralty or equity, whether known or unknown to you, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by you, including, without limitation, in connection with or in relationship to your employment or other service relationship with MSN and/or MSNH, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with MSN and/or MSNH; provided that such released claims shall not include any claims to enforce your rights under, or with respect to, this Agreement (such released claims are collectively referred to herein as the “Released Claims”).

(b) Notwithstanding the generality of clause (a) above, the Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

(c) THE TERMS OF THIS SECTION 4 MEAN THAT, BY SIGNING THIS AGREEMENT, YOU WILL HAVE WAIVED ANY RIGHT YOU MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

(d) You represent that you have read carefully and fully understand the terms of this Agreement, and that you have been advised to consult with an attorney and have had the opportunity to consult with an attorney prior to signing this Agreement. You acknowledge that you are executing this Agreement voluntarily and knowingly, that you have had sufficient time to consider its implication, and that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Agreement, other than those set forth in this Agreement.

5. Governing Law. This Agreement will be governed, construed and interpreted under the laws of the State of Florida, without regard to its choice of law provisions. In addition, any dispute regarding this Agreement will be heard by a judge, not a jury, in Palm Beach County, Florida.

6. Attorney’s Fees. You acknowledge that if you breach your obligations under this Agreement, and MSN or MSNH is forced to seek judicial enforcement of your promises, each of MSN and MSNH, as applicable, will be entitled to recover its attorneys’ fees and costs if it is the prevailing party in its action.

7. Entire Agreement/Counterparts. This Agreement and those provisions of the Employment Agreement that survive termination of your employment constitute the entire agreement between the parties. This Agreement may not be modified or changed except by written instrument executed by all parties. In addition, this Agreement may be executed by facsimile or in portable document format (.pdf) and in counterparts, each of which counterpart shall constitute an original and all of which together shall constitute a single instrument.

8. Confidentiality. The material terms of this Agreement will remain confidential and will not be disclosed by any party except (i) to the applicable party’s accountants, attorneys and immediate family members, (ii) as necessary to enforce this Agreement or (iii) as required by law or court order.

If this Agreement correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

MEDICAL STAFFING NETWORK, INC.

By:	/s/ Robert J. Adamson
Robert J. Adamson
Chief Executive Officer
Date:	October 1, 2007

MEDICAL STAFFING NETWORK HOLDINGS, INC.

By:	/s/ Robert J. Adamson
Robert J. Adamson
Chief Executive Officer
Date:	October 1, 2007

/s/ Patricia Donohoe
Patricia Donohoe, Individually
Date:	October 1, 2007

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